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                       [LETTERHEAD OF PROSKAUER ROSE LLP]

October 22, 1998

The Board of Directors
Muse Technologies, Inc.
1601 Randolph, SE, Suite 210
Albuquerque, NM  87106

Ladies and Gentlemen:

     We are acting as counsel to Muse Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (Commission File No. 333-62495), as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of (i) 1,380,000 units, including units to cover overallotments, consisting of 1,380,000 shares (the "Shares"), of the Company's common stock, $.015 par value per share (the "Common Stock"), redeemable Class A Common Stock Purchase Warrants (the "Warrants") to purchase 690,000 shares of Common Stock and 690,000 shares of Common Stock issuable upon exercise of the Warrants and (ii) an additional 423,881 shares of Common Stock (the "Offered Shares"), Warrants to purchase 423,881 Shares of Common Stock (the "Offered Warrants") and 423,881 shares of Common Stock issuable upon exercise of the Offered Warrants, for sale by certain Selling Securityholders (as such term is defined in the Registration Statement).

     As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings of the Company in connection therewith and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction of all such corporate records, documents, agreements, instruments relating to the Company and certificates of public officials and of representatives of the Company, and have also made such investigations of law and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.


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     Based upon, and subject to, the foregoing, we are of the opinion that:

     (i) the Shares, the Warrants, the shares of Common Stock issuable upon exercise of the Warrants, the Offered Shares, the Offered Warrants and the shares of Common Stock issuable upon exercise of the Offered Warrants have been duly authorized;

     (ii) the Shares, when duly delivered and paid for, pursuant to the terms of a validly authorized and executed underwriting agreement, substantially in the form attached as Exhibit 1.1 to the Registration Statement, will be duly and validly issued, fully paid and non-assessable;

     (iii) the Warrants and Offered Warrants, when duly delivered and paid for, pursuant to the terms of a validly authorized and executed warrant agreement, substantially in the form attached as Exhibit 4.2 to the Registration Statement (the "Warrant Agreement"), will constitute legal, valid and binding obligations of the Company, enforceable (except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally) as to the Company in accordance with its terms;

     (iv) the shares of Common Stock issuable upon exercise of the Warrants and the Offered Warrants, pursuant to the terms of a validly authorized and executed Warrant Agreement, will be duly and validly issued, fully paid and non-assessable; and

     (v) the Offered Shares are duly and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,


                                            /s/ Proskauer Rose LLP